Community Musician

Many musicians today are unable to earn a living wage. Community Musician plans to revolutionize the broken music industry from the ground up by introducing patent-pending technology!


Community Musician
Revolutionizing
the music industry

Invest

$99 minimum investment

DEADLINE: December 16, 2022

in 3 months

SHARE PRICE
$1

TOTAL RAISED
$0

VALUATION
$26,000,001

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Creators worldwide chase their dreams of turning their passion of music into a career. As a college student at Stanford, Scott Arey, fortunately struck a deal with Warner Music Group — performing live shows in Las Vegas & San Francisco. However, even with those connections, it quickly became apparent that making money in the music industry was extremely challenging. Scott shifted his focus to a career in business but continued to perform and record music as a hobby.

As Scott navigated through an accomplished professional career, he never forgot the hardships creators faced. As a result, Community Musician ("CM") was born with a mission to remake the music industry so that musicians can earn a living wage pursuing their craft.

Community Musician is an entertainment technology company focused on providing creators with the resources many young musicians don't have today.

- Blockchain-based app & platform
- Patent-pending collectible music cards
- Rehearsal space rental
- Artist sourcing

COMPANY HIGHLIGHTS

- The music market is projected to double in size by 2030 — reaching $142B annual revenue
- CEO, Scott Arey, was the former CFO of Gearbox which was acquired in early 2021 for $1.3B
- GC, Alisa deRosa, was the former GC and COO for Beyonce's Parkwood Entertainment
- Veteran management team that has driven multi-billion-dollar valuations, Silicon Valley tech, IPOs and Grammy awards
- Community Musician app is available for download *(App Store & Google Play)*
- Collectible Music Card has been produced

> **Scott Arey took a company from a $66M valuation in 2019 to being acquired for $1.3B in 2021.**
>
> *Chief Executive Officer*
> *Community Musician*

PROBLEM

The music industry is forecast to grow ~2x by 2030 to reach $142B annual revenue and yet creators cannot make a living wage today. That's because streaming is driving revenue growth in the music industry and as of 2021 accounted for 83% of recorded music revenues.

Unfortunately, even with streaming, creators still struggle. A 2020 Business Insider report found that artists on Spotify earn as little as $0.0033 per stream. Making it worse, 70% of recorded music consumed is catalog music *(music that was released >2 years ago)*.

Free Your Music

Which streaming service pays artists the most?
Streaming payouts 2021

MUSIC STREAMING SERVICE	AVERAGE PAY PER STREAM	# OF STREAMS TO MAKE $1	# OF STREAMS TO MAKE $1000
SPOTIFY	$0.00437	229	229 000
TIDAL	$0.01284	80	80 000
NAPSTER	$0.019	53	53 000
APPLE MUSIC	$0.00783	136	136 000
DEEZER	$0.0064	156	156 000
AMAZON MUSIC	$0.00402	249	249 000
PANDORA	$0.00133	751	751 000
YOUTUBE	$0.002	570	571000

There is very little money being paid to artists for new music on streaming platforms. Artists have resorted to selling vinyl records at their shows. 10 years ago there were <1m vinyl records sold in the U.S., but that figure has grown to ~42m in 2021. Record aisles are once again in big box retailers. However, for many creators, records are proving to no longer be a viable option as demand exceeds supply.

- High minimum orders (typically 1,000+)
- Extensive wait times (typically >1 year)



The Vinyl Comeback Continues
Vinyl LP unit sales in the United States from 1995 to 2021
50m
40m
30m
20m
10m
0m
41.7m
'95
'00
'05
'10
'15
'21
Sources: MRC Data, Nielsen Music, Billboard
statista

With a limited supply of vinyl and an influx of demand by the creators, the effects are being felt by studios and rehearsal space businesses. In each of the Top 50 cities in the U.S., creators looking for rehearsal space are oftentimes put on waitlists as they're operating at near capacity and already have an existing waitlist.

SOLUTIONS

The Community Musician management team has developed a strategic plan to enable those looking to unlock a career in music, without the blockers creators are currently facing. The CM team plans to implement:

1. Roll up strategy — acquire & consolidate the fragmented music rehearsal space market in the top 50 cities in the U.S.

We believe there are 250+ music rehearsal businesses operating in the U.S. but no national brand. The CM team has analyzed the top 50 cities in the U.S. by population and the leading rehearsal space businesses in each.

With a term sheet *(a nonbinding agreement outlining the basic terms and conditions under which an investment will be made)* in hand, CM's goal is to acquire Nick Yannariello's Puddletown Studios in Portland, OR for its first acquisition. Nick has assembled one of the best music rehearsal space businesses in the U.S. today and we believe is a dominant player within the Portland community with 8 buildings and ~350 rehearsal rooms representing a community of >8,000 musicians. Nick is a member of the Community Musician management team, responsible for spearheading the roll up strategy using the operational systems, processes, and methodologies he's developed through his extensive career.

Through a roll up strategy, the opportunity exists to acquire businesses and welcome their customers to the CM family & ecosystem.

Note: Please be aware these statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management.

---

2. Build a digital community — match the physical communities & link them on a local, regional and national level

The vision:

- On Day 1, after each acquisition, every member of every band in the rehearsal space becomes a user of the CM app in order to pay for their rehearsal space. With each acquisition of a rehearsal space business, CM can potentially add 1000s of commercially enabled users to the CM app.

- The CM app provides creators with a community and platform to engage with each other and buy/sell goods and services with other creators (e.g., recording and production, lessons, session players, equipment, etc.).

- The CM app provides creators the ability to engage with their fans to sell recorded music, concert tickets, non-fungible tokens (NFTs) and more.

- The CM app empowers creators by giving them the tools they need to acquire, manage, and energize their paying patrons. With a subscription-style payment model, fans pay their favorite creators a monthly amount of their choice in exchange for exclusive access, extra content, or a closer look into their creative journey. The "patronage platform" model was pioneered in 2013 by Patreon, a company that hosts approximately 200,000 creators. Please keep in mind that the success of Patreon does not guarantee that Community Musician will be able to achieve the same results.

---

3. Alternative distribution model — patent-pending Collectible Music Cards

Historically, streaming has provided inadequate compensation to creators. The next best alternative, vinyl records, has shown steep barriers to entry and long lead times.

CM management believes the patent-pending Collectible Music Cards can consistently be produced at a lower price, fraction of the size, and more rapidly available. Imagine the best of both physical & digital.

How it works:

- An artist buys them from CM and sells them to fans at their shows (just like vinyl) and the fan has a collectible with artwork, lyrics, etc.

- Instead of needing a record player to play the vinyl record, the fan taps the card on their phone which instantly plays the song & adds it to their library. Powered by the same Near Field Communication (NFC) chips, used in credit cards, which are also available in almost every smartphone on the market today.

- Transaction occurs outside the Apple or Google System which means no ~30% transaction fee charged to the creator, fan, or Community Musician.

This innovative distribution model ensures that creators can attain a fair market value when selling the art they create.

Growth Plans:

As traction is gained with early adopters, Community Musician plans to pursue partnership opportunities with speaker companies, selling the Collectible Music Cards first in record stores and then in big box retailers taking advantage of the existing infrastructure built for gift cards.

---

4. Sourcing mechanism — talent identification through CM's ecosystem

Community Musician envisions identifying talent as creators distinguish themselves coming up through the local, regional, and national ecosystem of rehearsal spaces and recording studios.

CM believes this no-cost model for sourcing new talent has the potential to enable Community Musician to offer more favorable terms to the artists — a greater portion of profits when they distribute their music through existing distribution models (e.g., streaming, vinyl, synchronization, etc.).

> **Derek Toone was Head of the Americas Region at Automation Anywhere and played an integral part in securing a Series A financing round that valued the company at $1.8B.**
>
> *President*
> *Community Musician*

GROWTH STRATEGY

In the entertainment industry, creators have been forced to navigate a challenging financial landscape. Many creators have turned to other careers because of this. Community Musician is committed to changing this narrative.

Community Musician's growth strategy is centered around rollups — acquiring & consolidating the music rehearsal space market in the top 50 cities in the U.S. As with most acquisitions, the acquiring company inherits a customer/client base, which is pivotal to building the CM community & ecosystem.

Through rollups, Community Musician has devised a plan to provide creators (i.e., musicians) with the resources to "re-write" or "rewrite" the script.

- Build a digital community for artist and fan engagement
- Alternatives to traditional streaming & vinyl record sales
- Talent identification — develop an ecosystem that allows for creator discovery

BUSINESS MODEL

Community Musician's desired customer base includes both the creators and consumers of music. Initially, we envision the customer base and revenue being heavily weighted towards the creators (i.e., musicians) and driven by:

- Monetization of the digital platform whose initial primary user base is intended to be for the creators
- Rent and other fees associated with the physical rehearsal and recording studios
- Selling the Collectible Music Cards to the creators for resale to their fans

Once we have achieved a certain scale in the customer base of creators, Community Musician plans to participate as record label and publisher in selling the content created to the consumer market in live music performance, physical, radio, streaming, download, synchronization, etc.

Alisa deRosa, joined Beyonce's Parkwood Entertainment as General Counsel and Chief Operating Officer where she led the company through a high growth phase that helped build Parkwood into a significant multi-pronged organization.

General Counsel
Community Musician

MARKET

The music market is projected to double in size by 2030. Community Musician's goal is to capture 5% of this $142B market.

Music rehearsal space businesses operate today in every Top 50 U.S. city, most at max occupancy and delivering high profit margins. How are creators expected to create when they lose access to rehearsal space?

The market is dysfunctional, artists are left unable to earn a living wage. Community Musician has set out to rewrite this narrative.

Exhibit 3: We expect Recorded Music to grow the most over 2019-2030E driven by streaming
Global Music market breakdown, 2019 vs. 2030E (US$ bn)


Live Music
$28
Recorded
$37
Publishing
$12
Live Music
$39
Recorded
$81
Publishing
$22
2019
2030E

Recorded Music, Publishing and Live Music market sizes above are gross numbers

Source: Goldman Sachs Global Investment Research

TEAM



Scott Arey
Chief Executive Officer

- $1.3B investor exit as CFO of Gearbox Entertainment
- Former CFO of Bank of America's Commercial Bank
- Former CFO of Bank of America's International Trade Bank
- 5 years as CFO of a publicly traded company
- 25+ years of start-up experience / patent holder
- 35+ acquisitions made
- Lifelong musician formerly signed by Warner Music
- Stanford University



Alisa deRosa
General Counsel

- Former GC and COO for Beyonce's Parkwood Entertainment
- 10+ acquisitions made
- 25+ year legal career
- 8 years at premier Entertainment Law firm Grubman Shire & Meiselas whose clients include music industry luminaries such as Sting, Madonna, U2, Elton John, Lady Gaga, Nicki Minaj, Mary J. Blige, Rod Stewart, Sean "Puffy" Combs, Luther Vandross, Bruce Springsteen, Mariah Carey, Andrew Lloyd Webber and The Wkend.
- Dartmouth College



Derek Toone
President

- $6.8B Series B as Global Channel Chief for Automation Anywhere
- $1.8B Series A as Head of Americas for Automation Anywhere
- $74M investor exit as Managing Director of Alsbridge, Inc.
- 20+ years of start-up experience
- 10+ acquisitions made
- SMU Law



Sajeel Khanna
Chief Technology Officer

- Founder, BlueEnt Technologies
- Director of the Board, Brack Capital Real Estate
- 20+ years of start-up experience / patent holder
- 10+ acquisitions made
- Stratford University



Douglas Schiller
Chief Financial Officer

- IPO / S1 filing
- Founder of B2B SaaS company CrushErrors.com
- Co-founder Interactive Light
- 25+ years of start-up experience / patent holder
- 35+ acquisitions made
- Columbia University



Nic Yannariello
Senior Vice President of Operations

- Founder, Puddletown Rehearsal Studios, the leading music rehearsal space in Portland, OR with 8 buildings, ~350 rooms serving a community of ~8,000 musicians.
- Former Owner, Hawthorne Theatre, a 600-person concert hall in Portland, OR for national tours and regional acts
- Former touring musician as lead singer of DFiVE9 toured with national acts such as Tool, Filter and Rage Against the Machine.
- Frostburg State University

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
General & Administrative	$508,785	47.5%
Acquisition of rehearsal space	$508,785	47.5%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Community Musician, Inc.. This offering must raise at least $10,000 by December 16, 2022 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Community Musician may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

27,070,001 shares
× $1 per share

$27,070,001 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Sep 23, 2022 • Primary offering of 1,070,000 shares at $1

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270